Exhibit 99.2

FOR IMMEDIATE RELEASE:

SFX AND SPOTIFY PARTNER TO CREATE ELECTRONIC MUSIC DESTINATION ON SPOTIFY

Beatport to curate new music and video presence on Spotify, including exclusive footage from SFX festivals

New York, July 22, 2015 — SFX Entertainment, Inc. (NASDAQ: SFXE) and leading music streaming service Spotify today announced a content distribution deal involving music and video content from SFX’s Beatport, including exclusive music releases previously available only on Beatport and programming from SFX festivals and events. The collaboration will bring Beatport’s brand and editorial voice to a unique program on Spotify, and marks the first partnership of its kind between Spotify and another music streaming service.

As the largest global producer of live events and digital entertainment content focused on electronic music culture (EMC) and world-class festivals, SFX has a wealth of music and video content to supply EMC and festival fans.  SFX also owns Beatport, the global home of electronic music for over a decade and the premier destination for electronic music fans.

Beatport, which began in 2004 as an online music store for DJs, has developed into a global platform where fans, DJs, and creators alike can connect, discover, and participate in the evolution of the culture. The company recently launched a new music streaming service on the web and via mobile apps (http://Beatport.com/apps) with a vast catalog of high-definition dance tracks from the world’s top and emerging electronic artists, much of it exclusive only to Beatport.

Also recently launched, the new Beatport Live web broadcasting platform has hosted exclusive content from several of SFX’s most iconic festivals, including Mysteryland USA live from Bethel Woods, NY; Sensation’s 15th anniversary show in Amsterdam and the Awakenings Festival, also in Amsterdam. This coming weekend of July 24-26, Beatport Live will also broadcast from the world-renowned Tomorrowland festival in Boom, Belgium.

From the latest tracks by rising stars in electronic music to video coverage of live events to highly curated playlists from Beatport’s team of experts, Beatport on Spotify will host a variety of premium and exclusive content from the epicenter of electronic music culture.

“We are thrilled to be operating a Beatport presence within Spotify and providing our unique content around all things EMC to the Spotify audience,” said Greg Consiglio, President and CEO of Beatport.

“They will be the first to access the latest need-to-know exclusive electronic music from Beatport and will also be able to watch to a mix of original festival and event video content.”  Consiglio added that Beatport is building out its content network with a variety of distribution partners, but Spotify will be the only partner to gain exclusive access to Beatport’s new music exclusives.

Since the launch of its streaming service and mobile apps earlier this year, Beatport now has more than 5 million registered users and dedicated fans of electronic music worldwide.  Beatport adds about 25,000 new tracks a week through relationships with over 43,000 independent and major labels and has paid over $181 million to rights holders and electronic music creators since 2004.

Spotify has more than 20 million paying subscribers and more than 75 million active users. Since its launch in 2008, Spotify has paid over $3 billion to rights holders.

“Millions of Spotify users are going to love this unique music and video content that only Beatport can bring,” said Ken Parks, Chief Content Officer, Spotify. “Two billion times every month, our listeners discover an artist they’ve never heard of through a Spotify playlist. I’m really pleased that we can include Beatport’s new music exclusives to our deep catalogue of both rising and established artists.”

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to integrate the companies we have acquired; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color,

Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.

SFX owns and operates Beatport, the trusted global home of electronic music where fans, DJs, and creators connect, discover, and participate in the evolution of dance music culture. Beatport offers a complete music experience for everyone, everywhere including streaming music, mobile apps and a host of ways for the EMC community to enjoy or download files, attend transformational festivals and events both in person and online, connect with like-minded fans and inspirational artists, and receive news, reviews, and unique insider access.

About Spotify

Spotify is an award-winning digital music service that gives you on-demand access to over 30 million tracks. Our dream is to make all the world’s music available instantly to everyone, wherever and whenever you want it. Spotify makes it easier than ever to discover, manage and share music with your friends, while making sure that artists get a fair deal.

Spotify is now available in 58 markets globally with more than 75 million active users, and over 20 million paying subscribers.

Since its launch in Sweden in 2008, Spotify has driven more than US$3bn to rights holders. Spotify is now the second biggest source of digital music revenue for labels in Europe, and the biggest and most successful music streaming service of its kind globally. www.spotify.com

For more information, images, or to contact the team, please head over to our press page at http://press.spotify.com/

Media Contacts:

For SFX:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

For Spotify:

Graham James 917 319 7936

graham@spotify.com

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